EXHIBIT
                                      10.11

                          Eat At Joe's Neshaminy, Inc.
                                t/a Eat At Joe's
             Neshaminy Mall - Bensalom, Pennsylvania - Bucks County
                                  4,500 sq. ft.

                         General Growth Properties, Inc.
                                  Linda Spooner
                           55 West Monroe - Suite 3100
                          Chicago, Illinois 60603-5060
                                 (312) 551-5000

Beginning Work Date   Rent Commencement Date     Opening Date   Termination Date
March 1, 1998       Earlier of August 1, 1998    August 1, 1998    July 31, 2013
                    or dater open for business1

RENEWAL OPTION:

EARLY TERMINATION OPTION: If T's Net Sales fail to exceed $1,200,000 by the 5th full lease year, LL or T has a one-time option to terminate the lease upon 90 days written notice. If T's Net Sates exceed the figure in any of the first five
(5) Lease Years, this provision is null and void.

FINANCIAL INFORMATION:

Security Deposit: -0-

* Base Rent:                               Years   1-10            Years 11-15
                     Monthly:                 $7,500.00              $9,375.00
                     Annual:                 $90,000.00            $112,500.00
                     Square Foot:                $20.00                 $25.00

Percentage Rent:     Break Point:            $1,800,000             $2,250,000
                     Percentage:                 5%                      5%

Common Area Maintenance: * Joint Area Use Cost: Costs times the percentage that 4,500 sq. ft. is of the gross sq. ft. area of all stores in the Mall.2

Food Court Maintenance: * Common Seating Area Maintenance: 4% of T's Net Sales, payable monthly.
* Advertising and Promotional Services of Food Court: 1% of T's Net Sales, payable monthly.

Marketing/Advertising/Promotional Fees/ Merchant's Association:

Utility Service Dharge: * T responsible for all utilities used on premises;
* T responsible for the installation, maintenance, and repair of an HVAC system.

Construction Allowance/Rent Concession: * $400,000.00 or $88.89 sq. ft. to be paid to T subsequent to T's satisfying 5 requirements on page R-2 of Lease.

Other Pass-Through Charges: * T's Proportionate Taxes: Taxes times (4,500 sq.ft. divide total sq. ft. of gross leasable floor area in Mall) divide 12, paid monthly; * Excise, transaction, sales and privilege taxes if applicable;
* T's Insurance; * T to reimburse LL $250.00 for expense of reviewing, preparing and processing the Lease.

Department Store:                   Expansion Rent Decreases:

RADIUS RESTRICTIONS: T will be in default if it owns, operates . . . another business similar to, or in competition with, the Leased Premises within ten (10) miles of the perimeter of the Mall of the Mall for the first two (2) full Lease years, and a radius of one (1) mile for the remainder of the Lease term. LL has option of including the Net Sales of the defaulting premises into the Net Sales of the Leased Premises upon default.

ASSIGNMENT/SUBLETTING:                  Conformed

GUARANTOR: EAJ Holding Corporation, Ltd., 1415 Rt. 70 East-Cherry Hill, NJ 08034

GUARANTOR  LIMITATIONS:  Guarantor's liability shall not exceed the sum equal to
(a) $400,000.00 reduced monthly by the amount of monthly Minimum Annual Rental and monthly Additional Rental paid by T, + (b) $150,000.00. Once the sum of $400,000.00 is reduced to zero, Guarantor's liability shall not exceed the sum of $150,000.00 for the remainder of the Lease.

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1    This date may be  delayed,  if  requested  by LL, to  coincide  with "Grand
     Opening" of Shopping Center.

2 In no event shall T's pro rate share exceed that amount equal to T's pro rate share for previous year times 103%